Exhibit 99.1

Contact: Rachel Webb Vice President, Finance & Investor Relations rachel.webb@jackinthebox.com (858) 522-4556

Press Release

Jack in the Box Inc. Appoints Former Starbucks CFO Rachel Ruggeri to Board of Directors

Continues Board Refreshment with Accomplished Finance Leader Joining as Independent Director

Michael Murphy to Retire from the Board

The Company and GreenWood Extend Cooperation Agreement

SAN DIEGO – September 21, 2026 – Jack in the Box Inc. (“Jack in the Box” or the “Company”) (NASDAQ: JACK), today announced that Rachel Ruggeri, former Executive Vice President and Chief Financial Officer of Starbucks Corporation, has been appointed to its Board of Directors (the “Board”) as an independent director. The Company also announced that Michael Murphy will retire from the Board and will not stand for reelection at the Company’s 2027 Annual Meeting of Stockholders.

Ms. Ruggeri's appointment continues the Board's refreshment efforts, which have added new perspectives and relevant restaurant, consumer and financial expertise over the past year. As previously announced, President Taylor Montgomery is expected to join the Board when he assumes the role of Chief Executive Officer within the next 12 months.

“We are delighted to welcome Rachel to the Jack in the Box Board,” said Mark King, Executive Chairman and Interim Chief Executive Officer. “She brings an exceptional combination of public company finance leadership and restaurant expertise. We look forward to benefiting from her experience and insights as we continue to focus on improving restaurant economics and creating a foundation for sustainable growth.”

“I am excited to join the Jack in the Box Board and support the Company’s efforts to strengthen financial performance and improve execution across the business,” said Ms. Ruggeri. “Jack in the Box has meaningful opportunities ahead, and I look forward to working with my fellow directors and the management team to help turn the Company’s priorities into results for franchisees and shareholders.”

Mr. King continued, “On behalf of the Board, I also want to thank Mike for service as a director and contributions to Jack in the Box. We are grateful for his dedication to the Company and wish him the best.”

Additionally, Ms. Ruggeri’s appointment reflects the Board's commitment to thoughtful refreshment and its constructive dialogue with GreenWood Investors, LLC (“GreenWood”). The Company and GreenWood have agreed to extend their existing cooperation agreement, including customary standstill, voting and other provisions. The amended cooperation agreement will be filed on Form 8-K with the SEC.

“Over the past year, Jack in the Box’s Board has made substantial progress in refreshing its composition, adding relevant expertise and increasing alignment with shareholders,” said Chris Torino, Partner at GreenWood. “We welcome Rachel as a strong addition to the board, and we are excited for Taylor Montgomery’s planned transition to CEO and future appointment to the Board, We look forward to continuing our constructive engagement with the Company.”

Exhibit 99.1

About Rachel Ruggeri

Ms. Ruggeri is an accomplished finance leader with over 30 years of experience across the quick service restaurant and consumer goods industries. She most recently served as Executive Vice President and Chief Financial Officer of Starbucks Corporation, where she oversaw the company’s global finance, strategy and corporate development functions and helped navigate a period of significant transformation.

During more than two decades at Starbucks, Ms. Ruggeri held a series of increasingly senior finance roles, helping to drive strategic investment, improve performance, and strengthen the company’s balance sheet. She previously served as Chief Financial Officer and Senior Vice President of The Krusteaz Company, where she advanced margin improvement initiatives and supported long-term growth. Ms. Ruggeri currently serves as a director on the board of Stryker Corporation, where she chairs the Audit Committee, and Open Farm. She holds an MBA from Washington State University.

About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,115 restaurants across 25 states, Mexico and Guam. For more information, including franchising opportunities, visit www.jackinthebox.com.

Contact:

Rachel Webb
858-522-4556
rachel.webb@jackinthebox.com